Exhibit 99.1

IntelGenx Technologies Corp. completes additional Private Placement

Saint Laurent, Québec, Canada - September 4, 2009) - IntelGenx Technologies Corp. (the "Company") (TSX-V:IGX; OTC-BB: IGXT) announced today that it has completed the sale of 250,000 units ("Units") at a price of Cdn $0.41 per unit for gross proceeds of Cdn $102,500.00 (the "Offering"). Each Unit comprises one common share ("Common Share") of the Company and one common share purchase warrant ("Warrant"). Each Warrant entitles the holder thereof to purchase one Common Share at a price of US $0.80 ("Exercise Price") until September 3, 2012. The Company issued and sold approximately 10.5 million Special Warrants under its previously announced private placement offering for Cdn $0.40 per Special Warrant for gross proceeds of approximately Cdn $4.2 million on July 13, 2009.

The Units, the underlying Common Shares and Warrants as well as the Common Shares underlying the Warrants are subject to statutory resale restrictions under applicable securities laws in Canada until January 3, 2010. The securities have not been registered under the U.S. Securities Act and may not be offered or sold absent registration under the U.S. Securities Act or an applicable exemption from the registration requirements thereof. This press release does not constitute an offer to sell or a solicitation of an offer to buy, nor shall there be any sale of these securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction or an exemption therefrom.

ABOUT INTELGENX TECHNOLOGIES CORP.

IntelGenx Technologies Corp. is a drug delivery company focused on the development of oral controlled-release products as well as novel rapidly disintegrating delivery systems. The company uses its unique multiple layer delivery system to provide zero-order release of active drugs in the gastrointestinal tract. IntelGenx has also developed novel delivery technologies for the rapid delivery of pharmaceutically active substances in the oral cavity based on its experience with rapidly disintegrating films. Intelgenx’s research and development pipeline includes products for the treatment of pain, hypertension, osteoarthritis and depressive disorders. More information is available about the company at www.intelgenx.com

CONTACT INFORMATION

IntelGenx Technologies Corp.
Dr. Horst G. Zerbe, President and CEO
T: 514-331-7440 (ext. 201)
F: 514-331-0436
horst@intelgenx.com
www.intelgenx.com

The TSX Venture Exchange and OTC Bulletin Board have not reviewed and do not accept responsibility for the adequacy or accuracy of this release.